Confidential treatment has been requested for redacted portions of this exhibit.

This copy omits the information subject to the confidentiality request. Omissions are designated as ******.

Exhibit 10.18

Contract No: HYSP202206010003

Investment Agreement

Regarding

Ningbo Lotus Robotics Co., Ltd.

June 2022

This Contract is made, entered into and executed in Ningbo Qianwan New Area on June 1, 2022 by and among:

Ningbo Hangzhou Bay New Area Emerging Industry Venture Capital Co., Ltd. (the “Investor”)

Domicile: ******

Legal representative: ******

Ningbo Lotus Robotics Co., Ltd. (the “Target Company”)

Domicile: ******

Legal representative: ******

Sanya Lotus Venture Capital Co., Ltd. (“Lotus Venture Capital”)

Domicile: ******

Legal representative: ******

Wuhan Lotus E-Commerce Co., Ltd. (“Lotus E-Commerce”)

Domicile: ******

Legal representative: ******

Momenta (Suzhou) Technology Limited Company (“Momenta”)

Domicile: ******

Legal representative: ******

Whereas:

1.             The Target Company is a limited liability company incorporated and validly existing in accordance with Chinese Laws, with a registered capital of RMB100 million; as of the date of execution of this Contract, the shareholding structure of the Target Company is as follows:

Shareholder name	Corresponding registered capital (RMB0’000)		Shareholding ratio
	Subscribed for	Paid in
Sanya Lotus Venture Capital Co., Ltd.	6,000	6,000	60%
Momenta (Suzhou) Technology Limited Company	4,000	4,000	40%
Total	10,000	10,000	100%

Lotus Technology Inc. (the “Cayman Company”) is the overseas parent company of Wuhan Lotus Technology Co., Ltd. (“Lotus Technology”). As stated in the Disclosure Letter (Appendix 1), Lotus Technology controls Lotus E-commerce through agreement, and thus indirectly controls the Target Company.

Principal business of the Target Company: intelligent driving software development, hardware domain controller design and sales, and online operation services.

2.             The Investor intends to purchase from the Target Company, and the Target Company intends to sell to the Investor, specific equity instruments issued by the Target Company.

In order to clarify the rights and obligations of the parties hereto, under the principle of equality and mutual benefit, and upon amiable negotiation, the parties hereto agree as follows with respect to the purchase of specific equity instruments by the Investor.

Article 1         Definitions and Interpretations

In this Contract, unless the context requires otherwise, the following words and expressions shall have the following meanings:

(1)            Specific Equity Instruments: mean the equity instruments issued by the Target Company, which are included in the item of owner’s equity of the Target Company’s statements before they are converted into Ordinary Shares in accordance with this Contract.

(2)            Ordinary Shares: mean the equity issued by the Target Company in accordance with the Company Law and the Articles of Association of the Target Company and has no priority in all aspects such as profit distribution and voting mechanism. All the shares of the Target Company held by Lotus Venture Capital and Momenta are ordinary shares.

(3)           Present Investment: means the specific equity instruments issued by the Target Company which are purchased by the Investor from the Target Company and offered by the Target Company to the Investor in accordance with this Contract.

(4)           Investment Price: means the investment price paid by the Investor to the Target Company for the purchase of the Specific Equity Instruments.

(5)           Contract: means this Investment Agreement Regarding Ningbo Lotus Robotics Co., Ltd. and its appendices and relevant supplementary agreements (if any).

(6)           Articles of Association of the Target Company: means the Articles of Association of Ningbo Lotus Robotics Co., Ltd. and its amendments (if any).

(7)           Shareholders’ Agreement: means the Shareholders’ Agreement of the Joint Venture Company and the supplementary agreement entered into by the shareholders holding the Target Company on November 11, 2021.

(8)           Transaction Documents of the Present Investment: mean the Contract, the Articles of Association of the Target Company and other legal documents related to the Present Investment, as well as their appendices and relevant supplementary agreements (if any).

(9)           Investor Account: means the bank account opened by the Investor to receive dividends distributed by the Target Company and other funds agreed in this Contract.

(10)         Equity Instrument Dividend Rate/Dividend Rate: means the dividend rate applicable to the calculation of the then-current dividends distributed to the Investor in accordance with the Contract.

(11)          Equity Instrument Dividends/Dividends: mean the dividends that the Target Company shall distribute to the Investor calculated at the Equity Instrument Dividend Rate.

(12)         Commencement Date: means the commencement date for calculating the Equity Instrument Dividends that shall be distributed to the Investor by the Target Company in the year, i.e. the Payment Date of the Investment Price.

(13)         Settlement Date: means the settlement date for calculating the Equity Instrument Dividends that shall be distributed to the Investor by the Target Company in the year.

(14)         Payment Date: means the date on which the Investor pays the Investment Price to the Target Company.

(15)         Accounting Period: means the period from the Commencement Date (inclusive) of a year to the Settlement Date (inclusive) of the year. The last Accounting Period is the period from the Commencement Date (inclusive) of the last year to the Settlement Date (exclusive) of the last year.

(16)         Distribution Date: has the meaning set out in Sub-paragraph 3.1.3 of the Contract.

(17)          Full Distribution: On the corresponding Distribution Date or other dates when the Target Company distributes the dividends in full, the Target Company will pay the dividends to the Investor Account in the form of cash: from the Payment Date (inclusive) to the Settlement Date (inclusive, and exclusive for the last Settlement Date) corresponding to the Distribution Date/Payment Date (If the Equity Instrument Dividends are distributed in full on a date other than the Distribution Date, the date is the Payment Date, the same below), the Equity Instrument Dividends calculated based on the Equity Instrument Dividend Rate and the Investment Price, minus the dividends distributed to the Investor from the Target Company before the Distribution Date/Payment Date.

(18)         Change Date: has the meaning set out in Paragraphs 4.1, 4.2 of the Contract.

(19)          Material Adverse Changes: mean any adverse changes in the legal status, financial position, assets or business prospects of any natural person, legal person or other organization, which have a material adverse effect on ability of such natural person, legal person or other organization to perform its obligations under the Transaction Documents of the Present Investment.

(20)          Material Adverse Effect: means the events or circumstances that, in one’s reasonable judgment, will or may cause other parties to the Contract to be unable to perform their main obligations under the Contract, and will individually or jointly cause the total assets of the Target Company to decrease by more than ****** of the ending balance of the last audited consolidated financial and accounting report (other than those approved by the Investor) (but such events or circumstances do not include: (i) changes in China’s GAAP, (ii) the act or omission of a party expressly permitted by the Contract or any other Transaction Document of the Present Investment).

(21)          Regulators: mean the relevant national government functional departments related to approval and continued supervision and other matters of the Present Investment, as well as other institutions authorized by laws to perform administrative functions.

(22)          Person: means a natural person or a legal person.

(23)          Fiscal Year, Year: means (1) the period from the Effective Date of the Contract to December 31 of the same year, for the year when the Contract takes effect; (2) the period from January 1 to the termination date of the Contract for the year when the Contract terminates; and (3) the period from January 1 to December 31 every year during the term of the Contract, other than the year when the Contract takes effect and the year when the Contract terminates.

(24)          Working Day: means any day other than Saturday, Sunday and the legal holidays in China; if it is not clearly specified as a “Working Day” in the Contract, it means a calendar day/natural day.

(25)          Corresponding Date: means the date corresponding to a specific date in a certain month or a certain year. If there is no corresponding date in the month, the corresponding date will be the last day of the month; if there is no corresponding date in the year, the corresponding date will be the last day of the corresponding month of the year.

(26)          RMB: means RMB yuan, unless otherwise specified.

(27)          Chinese Laws: mean the laws, administrative regulations, local regulations, departmental rules, regulations, orders, notices, rules, detailed rules, opinions, measures and regulations of the People’s Republic of China; for the purpose of the Contract, excluding the laws of Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan region.

(28)          Principal Business: means intelligent driving software development, hardware domain controller design and sales, and online operation services carried on by the Target Company.

(29)          Controlling Shareholder/Actual Controller: For the purpose of the Contract, the controlling shareholder of the Target Company means Wuhan Lotus E-Commerce Co., Ltd., and the actual controller of the Target Company means Lotus Technology Inc. (“Cayman Company”).

(30)         A date referred to in the Contract is a Gregorian calendar date, and the time is Beijing time.

(31)         “Over”, “under”, “not less than”, “not more than” and “not exceeding” referred to in the Contract include the number itself immediately following such words, “more than”, “less than”, “no more than”, “below”, etc., do not include the number itself immediately following such words.

Article 2         Specific Equity Instrument Investment

2.1          Issuance, sale and purchase

The Target Company agrees to issue and sell to the Investor, and the Investor agrees to purchase from the Target Company, the Specific Equity Instruments, subject to the terms and conditions contained in the Contract. Unless otherwise agreed by the parties or otherwise specified in the Contract, the accumulative dividend amount shall be calculated from the Payment Date of the Investment Price, and take this date as the Commencement Date of dividends for the Investment Price. The Equity Instrument Dividends for the Specific Equity Instrument shall be calculated and paid in accordance with Article 3.

Pursuant to the Accounting Standards for Business Enterprises and relevant regulations, the Target Company intends to include the Specific Equity Instruments in the owner’s equity at initial recognition after a comprehensive analysis and judgment of the relevant information on the Equity Instrument Investment.

2.2          Purpose of the Investment Price

The Investment Price received by the Target Company from the Investor shall be used exclusively for the operation and development of the Company’s Principal Business, including research and development, marketing, and daily operations.

Within 2 months after the end of each Fiscal Year, the Target Company shall provide the Investor with the details of the actual use of the Investment Price in the previous year and reasonable proofs stamped with the official seal of the Target Company.

2.3           Investment Price

On the premise that all the preconditions for payment set out in this Article are met or waived in writing by the investee, the Investor shall pay the Investment Price to the Target Company in accordance with the provisions of the Contract (if any of the following preconditions for payment are not met or waived, the Investor shall not be obliged to pay the Investment Price to the Target Company, without any liability therefor:

(1)           The Contract has been executed by all parties hereto and taken effect;

(2)            The Target Company has issued a resolution of the shareholders meeting approving the Present Investment, and submitted the original resolution of the shareholders meeting to the Investor;

(3)            All approvals, licenses, filings by, with and from governments and/or third parties (if applicable) and/or other relevant procedures required for the Present Investment and required to be obtained/completed by the Target Company before the completion of the Present Investment have been obtained and/or completed;

(4)           There is no event, fact, condition, change or other circumstance that has a Material Adverse Effect on the Target Company;

(5)           There are no Chinese Laws, or judgments, awards, rulings, injunctions or pending lawsuits, arbitrations or administrative procedures before courts, arbitration institutions or relevant government authorities’ that may prohibit or cancel the Present Investment.

The Investor shall pay the Investment Price of RMB500 million to the collection account designated by the Target Company within 5 Working Days after the corresponding preconditions for payment set out in this Article have been met.

Article 3    Dividends for the Specific Equity Instruments

3.1          The Target Company shall make a Full Distribution to the Investor based on the Specific Equity Instruments held by the Investor in accordance with the Contract, specifically:

3.1.1         Equity Instrument Dividend Rate: the loan prime rate (LPR) for five-year loans announced by the China Foreign Exchange Trade System National Interbank Funding Center during the period when the Investor holds the Specific Equity Instruments rising by 79.87%. In the event of changes in the LPR, the Equity Instrument Dividend Rate will be dynamically adjusted accordingly.

3.1.2        Calculation of dividends

From the date of payment of the Investment Price, the dividends that shall be distributed to the Investor each year (the “Then-current Dividends”) = Investment Price actually paid by the Investor × Equity Instrument Dividend Rate × actual number of days that the Investment Price is occupied in the year (that is, the number of days of the Accounting Period) ÷ 365.

Example: Annual dividends distributed to the Investor in 2023 = Investment Price × [the five-year loan LPR announced in December 2022 × 179.8% /365 × (the number of days from January 1, 2023 to the date of announcement of the LPR in January 2023) + the five-year loan LPR announced in January 2023 × 179.8% /365 × (the number of days from the date of announcement of the LPR in January 2023 to the date of announcement of the LPR in February 2023) + the five-year loan LPR announced in February 2023 × 179.8% /365 × (the number of days from the date of announcement of the LPR in February 2023 to the date of announcement of the LPR in March 2023)...+ the five-year loan LPR announced in December 2023 × 179.8% /365 × (the number of days from the date of the announcement of the LPR in December 2023 to December 31, 2023)]

3.1.3        Distribution Date

After the Investor pays the Investment Price, the Investor shall be entitled to dividends on an annual basis. The Distribution Dates of dividends are as follows:

(1)           The first Distribution Date shall fall on June 30, 2023. The Investor shall be entitled to the dividends distributed by the Target Company for the previous year on the first Distribution Day (that is, the dividends for 2022, also known as the dividends for the first Accounting Period).

(2)           The Distribution Date each year, other than the last Distribution Date, shall fall on June 30. The Investor shall be entitled to the dividends distributed by the Target Company for the previous year on the Distribution Day (that is, the Then-current Dividends).

(3)           Last Distribution Date:

If the Specific Equity Instruments are converted into Ordinary Shares in accordance with the Contract, the last Distribution Date should be the date on which the Specific Equity Instruments specified in the Contract are changed into Ordinary Shares, namely, the Change Date).

(4)          Adjustment when the Distribution Day is a non-Working Day

As for the Distribution Date mentioned in items (1) to (3) above of Sub-paragraph 3.1.3, if it is a non-Working Day, the latest Working Day earlier than the Distribution Date shall be taken as the Distribution Date. For the avoidance of doubt, such adjustments to the Distribution Date or the distribution of dividends to the Investor by the Target Company before the Distribution Date shall not lead to corresponding adjustments in the Accounting Period.

3.1.4         Confirmation by all parties before the Distribution Date

In order to ensure the timeliness and accuracy of the Target Company’s distribution to the Investor on the Distribution Date, the Target Company shall confirm the then-current distribution amount with the Investor at least 5 Working Days before each Distribution Date.

3.1.5        Distribution form

Distributions are in the form of cash. Without the prior written consent of the Investor, the Target Company shall not distribute dividends to the Investor in non-cash form.

3.2           Deferred distribution option

On each Distribution Date specified in the Contract, the Target Company may opt to defer the Then-current Dividends and all dividends that have been deferred to the next Distribution Date in accordance with this Paragraph, free from any restrictions on the number of deferred dividend payments. If the Target Company opts to defer the payment of dividends, it shall give a written notice of the deferred distribution to the Investor, Lotus E-Commerce, Momenta and Lotus Venture Capital 20 Working Days before the Distribution Date.

3.3          Distribution for Ordinary Shares

After the Investor obtains the then-current Full Distribution from the Target Company, the shareholders who hold the Ordinary Shares of the Target Company may determine the profit distribution plan of the Ordinary Shares by themselves. If the Investor has not received a Full Distribution, the Target Company shall not distribute any dividends, profits, etc. to the shareholders holding Ordinary Shares of the Target Company.

Article 4            Conversion of the Specific Equity Instruments into Ordinary Shares

4.1          During the period when the Investor holds the Specific Equity Instruments, if all of the following conditions are met at the same time in any Fiscal Year, the Investor shall have the right (but not the obligation) to give a notice of application for change to the Target Company (see Appendix 2 for the form), and from the date when the Specific Equity Instruments contained herein are changed into Ordinary Shares of the Target Company (the “Change Date”), the Specific Equity Instruments held by the Investor shall be unconditionally and irrevocably converted into the equity of the Target Company.

(1)           The annual operating income of the Target Company exceeds ******;

(2)           The annual net profit of the Target Company exceeds ****** million; and

(3)           The annual operating income and net profit of the Target Company have increased by more than ****** over the previous year.

4.2          Once the Investor gives the notice of application for change specified in Paragraph 4.1 to the Target Company, from the date when the Specific Equity Instruments contained herein are changed to Ordinary Shares of the Target Company (the “Change Date”, the Change Date shall not be earlier than 15 Working Days after the notice of application for change is given), the Specific Equity Instruments will be changed to Ordinary Shares of the Target Company (the “Changed Specific Equity Instruments”).

4.3          Before the Change Date, the Specific Equity Instruments shall still be entitled to dividends calculated and distributed in accordance with Article 3 hereof, and the Target Company shall complete the settlement and distribution of the aforementioned dividends on the Change Date. From the Change Date, the Changed Specific Equity Instruments held by the Investor (the specific amount is determined based on the amount stated in the notice of application for change given by the Investor to the Target Company) shall be included in the registered capital of the Target Company in the form of capital increase; the amount of the Target Company’s registered capital/Ordinary Shares converted from the Specific Equity Instruments on the Change Date is: the amount stated in the notice of application for change / 135. If the registered capital of the Target Company at the time of share conversion changes compared with that on the date of execution of the Contract, the amount of the Target Company’s registered capital/Ordinary Shares converted from the Specific Equity Instruments on the Change Date is: the amount stated in the notice of application for change / RMB13.5 billion × the amount of registered capital of the Target Company at the time of share conversion. The aforementioned adjustments to the number of converted shares are only anti-dilution adjustments to ensure that the potential interests of the Target Company’s shareholders in the Target Company’s equity will not be diluted.

4.4           If the Investor opts to change the Specific Equity Instruments it holds then to Ordinary Shares of the Target Company based on Paragraph 4.4 of the Contract, from the Change Date, the Investor shall have the right to take one or more of the following measures at the same time, and the Target Company undertakes to unconditionally cooperate in the implementation of relevant measures:

(1)           After the Target Company distributes the dividends specified in the Contract to the Investor in advance, the Changed Specific Equity Instruments and the Ordinary Shares of the Target Company will participate in the distribution of the remaining profits based on their respective shareholding ratios.

(2)            Immediately convene a shareholders’ meeting to amend the Articles of Association of the Target Company, specifying:

(i)            The Investor will exercises its voting rights based on the shareholding ratio of the Changed Specific Equity Instruments in the Target Company, and any resolutions of the shareholders’ meeting of the Target Company deliberating important matters (for the avoidance of doubt, important matters include revision of the Company’s articles of association, increase or reduction of the Company’s registered capital, business combinations, and splits-off, dissolution, liquidation or change of company form) shall be subject to the approval by the Investor; and

(ii)            The Investor shall have the right to appoint supervisors or observers (at the option of the Investor) to the Target Company.

(3)           If the Investor and its affiliates jointly hold more than 5% of the equity of the Target Company at that time, the Investor and its affiliates shall have the right to jointly appoint a director, and the Target Company shall reorganize the board of directors.

(4)           If a third party intends to acquire all or part of the Target Company’s equity held by a shareholder of the Target Company (the “Transferring Shareholder”), and the transfer has been approved by the Investor, the Investor shall have the right to request to transfer the equity of the Target Company held by it to the same party in accordance with the shareholding ratio of the Investor and the Transferring Shareholder at that time, subject to the same terms and conditions as those of the Transferring Shareholder (“tag-along right”). The Target Company and the Transferring Shareholders shall take all reasonable and necessary actions to complete the equity transfer. For the avoidance of doubt, the transfer between shareholders of the Target Company, the transfer of the equity of the Target Company between the shareholders of the Target Company and its affiliates, and the transfer of equity in accordance with the Shareholder Agreement do not require the consent of the Investor and the Investor does not have the tag-along right above.

4.5          The Target Company shall complete the registration of the conversion of the Specific Equity Instruments into Ordinary Shares with the competent administration for industry and commerce no later than 45 Working Days from the Change Date, including registering the Investor as a shareholder with the corresponding shareholding ratio of the Changed Specific Equity Instruments in the Target Company’s equity calculated in accordance with Paragraph 4.3, completing the industrial and commercial registration of the director appointed by the Investor as specified in Subparagraph 4.4.4, changing the Company’s articles of association, etc. The Target Company shall also provide the Investor with the photocopies of the original and duplicate of the Target Company’s business license newly issued after completing the industrial and commercial change registration (stamped with the Target Company’s official seal) and the machine-readable materials from industrial and commercial archives (stamped with the special seal of the competent administration for industry and commerce for archive inspection).

4.6          In the event of any of the following circumstances, the Investor shall have the right to require Lotus E-Commerce and/or Lotus Venture Capital (the “Repurchasing Entities”) to repurchase all the Ordinary Shares/Changed Specific Equity Instruments of the Target Company held by the Investor at that time, and the Repurchasing Entities shall have the right to repurchase all the Ordinary Shares/Changed Specific Equity Instruments of the Target Company held by the Investor at that time:

(1)            Any measure that the Investor is entitled to take under Paragraph 4.4 of the Contract still fails to be implemented within 30 Working Days after the Investor gives a written notice to the Target Company;

(2)            The industrial and commercial change registration specified in Paragraph 4.5 has not been completed within 45 Working Days from the Change Date.

The Investor may require the Repurchasing Entities to perform the repurchase obligation in accordance with Paragraph 4.6 of the Contract, and the repurchase price shall be determined in accordance with the appraisal value of the Target Company’s Ordinary Shares/Changed Specific Equity Instruments held by the Investor at that time by the appraisal agency engaged by the Investor. The Repurchasing Entities shall pay the Investor within 30 days after receiving the Investor’s written notice specifying the repurchase price. For the repurchase above, Lotus E-Commerce and Lotus Venture Capital shall assume joint and several liabilities to the Investor.

Article 5    Statements, Representations, Warranties and Undertakings of the Target Company

The Target Company represents and warrants to the Investor as follows as of the date of execution of the Contract and the Payment Date (but for any matter with an express time point, only as of that time point):

(1)            It has the qualifications of a legal subject in accordance with laws, and has the qualifications and ability to execute and perform the Contract; it has obtained all necessary authorizations or approvals for executing the Contract, and its execution and performance of the Contract do not violate the provisions of the Company’s articles of association and relevant laws and regulations, not do they conflict with its obligations under other contracts or agreements.

(2)            All the documents and materials it provides to the Investor are true, accurate, complete and valid, free from any false records, material omissions or misleading statements.

(3)            License to operate. The business carried on by the Target Company complies with the national industrial policy.

(4)            Shareholding structure. The shareholding structure of the Target Company (including the Target Company’s structure and agreement control structure recorded in the registration authorities) is shown in Appendix 3. The Target Company undertakes and warrants that the shareholding structure shown in Appendix 3 can accurately and completely reflect its shareholding structure as of the date of execution of the Contract.

(5)           Registered capital. The shareholders of the Target Company have paid in full the subscribed registered capital, and there is no false capital contribution or withdrawal of capital contribution.

(6)           Equity. As of the date of execution of the Contract, there are no encumbrances, such as pledges, claims, other restrictive conditions or claims of rights or legal defects in the equity of the Target Company (other than those disclosed in the Disclosure Letter).

(7)           No major legal disputes or major procedures. The Target Company is not subject to major legal disputes, lawsuits, arbitration, enforcement and other compulsory measures, or legal procedures such as criminal and administrative procedures, which have a major and adverse effect on the legality, validity, binding force or enforceability of the Contract or may have a major and adverse effect on the Target Company’s timely performance of its obligations under the Contract.

(8)            The Target Company hereby further undertakes that if the occurrence of any event between the date of execution of the Contract and the Payment Date makes any of the representations and warranties of the Target Company become untrue, inaccurate, incomplete or misleading in any respect, it shall promptly notify the Investor in writing, and take all necessary measures as reasonably required by the Investor.

Article 6      Pre-delivery Undertakings

6.1          No change

The Target Company hereby agrees and warrants that during the period from the date of execution of the Contract to the Payment Date, the Target Company shall carry on its existing business as a going concern entity in the ordinary and normal course of business, without interruption or unfavorable changes in the nature, scope or manner of business, and shall adopt sound commercial principles consistent with those in force prior to the date of the Contract, including but not limited to:

6.1.1        Operate the Target Company in a normal manner, continue to maintain its good cooperative relationship with customers, so as to ensure that the Target Company’s goodwill, operations and business will not undergo major adverse changes;

6.1.2        The Target Company shall not reduce its capital;

6.1.3        Ensure the integrity and continuity of the Target Company’s organizational structure and business organization, and make reasonable efforts to maintain the stability of the Target Company’s management personnel and technical team; and

6.1.4        Maintain the continuous validity of the Target Company’s various business licenses and qualifications.

Article 7            Rights and Obligations of the Parties

7.1          Rights and obligations of the Investor

7.1.1        Obtain Equity Instrument Dividends in full amount as agreed;

7.1.2        The Target Company shall notify the Investor in writing within 5 days of the occurrence of the following important events (the “Important Events”):

(1)           change in the Target Company’s business policy and business scope;

(2)           reduction in the registered capital of the Target Company;

(3)           merger, split-off, acquiring/being acquired, reorganization, dissolution, cancellation, liquidation or change of company form;

(4)           amendment to the Articles of Association of the Target Company;

(5)           transfer and disposal of substantial assets or interests of the Target Company; and

(6)          transfer of all or part of the equity of the Target Company by the shareholders of the Target Company.

7.1.3        Obtain the audited annual consolidated financial report of the Target Company for the previous year before April 30 of each year.

7.2.          Rights and Obligations of the Target Company

7.2.1       Distribute dividends to the Investor in accordance with the Contract and have the option to defer distribution;

7.2.2      Use the Investment Price as per the purpose specified in the Contract, and ensure that the funds accepted by the Target Company will not flow into the securities market, futures market and other purposes prohibited or restricted by relevant laws and regulations in any form;

7.2.3        Comply with its representations, warranties and undertakings under the Contract.

Article 8    Liabilities for Default

8.1           General principles

Any party’s breach of the provisions of the Contract shall be deemed to have breached the Contract, and the defaulting party shall compensate the other party for the losses suffered due to its default.

8.2            Default by the Target Company, Lotus E-Commerce, and Lotus Venture Capital

The Investor shall have the right to take one or more of the following measures:

8.2.1        Require the Target Company, Lotus E-Commerce, and Lotus Venture Capital to rectify the breach within a time limit;

8.2.2      Require the Target Company, Lotus E-Commerce, and Lotus Venture Capital to compensate the Investor for the losses caused by the breach;

8.2.3      Other measures required by laws and regulations, agreed in the Contract or deemed necessary by the Investor.

Article 9 Taxes

Relevant government charges, taxes and the fees, costs and expenses of hiring an intermediary agency incurred by a party hereto due to the execution and performance of the Contract shall be borne by the party itself in accordance with the laws and regulations of China.

Article 10  Post-investment Supervision

10.1          In the event of any of the following circumstances or the Investor being aware of the possible occurrence of such circumstances, the Investor shall have the right to give an inquiry notice to the Target Company, and the Target Company shall disclose relevant information and give a written explanation to the Investor within five days after receiving the inquiry notice:

(1)          Major changes in the external conditions of production and operation of the Target Company;

(2)          The Target Company is involved in a material contract that may have a significant effect on its assets, liabilities, equity and operating results;

(3)          The Target Company involves market rumors that need to be clarified;

(4)          Other events that may affect the Target Company’s performance of its obligations under the Contract.

10.2          Special audit

In order to check the actual use of the Investment Price by the Target Company, within 6 months after the end of each accounting year, the Investor shall have the right to appoint, at its own discretion, an accounting firm to conduct a special audit on the Target Company. However, if the competent State-owned assets authority governing the Investor has audit requirements otherwise, it is not subject to the aforementioned time limit. The Target Company shall cooperate with the Investor to complete the special audit.

Article 11       Conclusion, Effectiveness, Change and Termination of the Contract

11.1         Conclusion and effectiveness of the Contract

The Contract shall take effect on the date of execution by the parties hereto.

11.2          Changes to the Contract

Any changes to the Contract shall be made in writing.

11.3         Termination of the Contract

The Contract shall be terminated when any of the following events occurs:

11.3.1      The performance of the Contract is completed; and

11.3.2     Other circumstances that the Contract should be terminated as provided by Chinese Laws or the Transaction Documents of the Present Investment.

11.4         When the Contract is terminated, the provisions on liquidation, confidentiality, liabilities for default and settlement of disputes under the Contract shall still be valid.

Article 12       Severability

If any provision of the Contract is held to be invalid or unenforceable in accordance with laws in effect, other provisions of the Contract will continue to be valid and enforceable. In this case, the parties hereto will replace the provision with a valid provision, and the valid provision should be as close as possible to the original provision and the corresponding spirit and purpose of the Contract.

Article 13       No Waiver

Unless provided by laws otherwise, or a party hereto waives a right in writing, otherwise, any party’s failure to exercise, or delay in exercising, its rights under the Contract shall not be deemed as a waiver of such right, and a partial exercise of such right shall not prevent future exercises of such right.

Article 14       Confidentiality

14.1         Unless otherwise specified by Chinese Laws or relevant Regulators, or in order to meet the information disclosure requirements of relevant Regulators, without the prior written permission of other parties hereto, any party hereto shall not provide or disclose information to any company, enterprise, organization or individual, any materials and information related to the other parties’ business, or related to the Contract or obtained from the performance of the Contract.

14.2         The documents and materials of the other party or other parties hereto that cannot be obtained from public channels, including but not limited to the financial information of the Target Company viewed by the Investor, and the customer information, business plans, confidential operation data and internal non-public documents of the parties hereto, known by a party, shall be confidential information, and the party shall treat it in confidence. Without the written consent of the other party hereto, neither party shall disclose confidential information to other parties, otherwise, it shall be liable for the losses of the related party caused thereby, other than otherwise provided by laws, regulations and national regulatory rules, or disclosed by the Investor to the government authorities, or to relevant entities for the implementation of projects, or to its consultants or related service agencies for seeking opinions, or disclosed by the Target Company, Lotus Technology and the Momenta to their respective perennial consultants or related service agencies for seeking opinions on internal evaluation, review and listing, or for preparing application materials, etc.

14.3          Such provisions on confidentiality will not be terminated due to the termination of the Contract, and shall survive the termination of the Contract.

Article 15      Force Majeure

15.1         When a force majeure event occurs, the party suffering from the force majeure shall notify the other parties in a timely manner and shall take effective measures to prevent the loss from expanding. The party suffering from force majeure shall provide the other parties with details of the force majeure event and supporting documents concerning the occurrence and impact of the force majeure event within seven months after the event occurs. Meanwhile, the parties hereto shall decide on the performance of the Contract through amiable negotiation. After the force majeure event or its impact is terminated or eliminated, the parties hereto shall immediately resume their respective obligations under the Contract.

15.2         When any party hereto cannot perform the Contract due to force majeure, the party may be partially or completely exempted from the failure to perform the Contract as per the impact of force majeure.

Article 16        Governing Laws and Settlement of Disputes

16.1        The Contract shall be governed by, and construed, interpreted and implemented in accordance with, the laws of the People’s Republic of China.

16.2         Disputes arising from or in connection with the performance of the Contract among the parties hereto shall be resolved through negotiation among them. If the negotiation fails, a lawsuit shall be brought to the competent people’s court in the place where the Contract is executed.

16.3         During the litigation period, the provisions of the Contract that do not involve the dispute shall still be performed.

16.4         Unless expressly provided by the laws themselves, subsequent legislation or legal changes shall have no legal effect on the Contract. The parties hereto may amend or supplement the Contract based on the relevant provisions of the Contract in accordance with subsequent legislation or legal changes and upon consensus through consultation.

16.5         Relevant expenses incurred due to litigation (including but not limited to litigation fees, preservation fees, preservation guarantee fees, attorney fees, etc.) shall be borne by the losing party.

Article 17       Notices

17.1         Any notices related to the Contract shall be made in writing, delivered personally, or sent by fax or express mail by a party hereto to the other parties. Such notices shall be deemed served, at the time of delivery, if delivered personally; at the time when the fax machine of the sender indicates that the fax has been sent, if sent by fax; or on the third Working Day after posting the mail, if delivered by express mail service. Any notice shall take effect upon service.

17.2         Addresses of the parties for notice are as follows:

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Article 18       Appendices

The following appendices constitute an integral part of the Contract. The definitions and interpretations used in the Contract shall also apply to the appendices to the Contract.

Appendix 1: Disclosure Letter

Appendix 2: Notice of Application for Change

Appendix 3: Shareholding Structure Chart of the Target Company

Article 19       Miscellaneous

Without the unanimous written consent of the other parties, no party may assign all or part of its rights or obligations under the Contract.

However, if the Investor transfers its rights and obligations under the Contract to its affiliates in general, it shall not be subject to the aforementioned restrictions, provided that the Investor gives a written notice to the Target Company. From the date when the written notice is received by the Target Company, the rights and obligations of the Investor under the Contract shall be generally transferred by the Investor to the transferee, and such transferee shall, in stead of the Investor, have and assume the Investor’s rights and obligations under the Contract.

Article 20       Counterparts

The Contract is executed in twelve counterparts, with each party hereto holding two counterparts respectively.

Article 21       Interpretation and Construction

21.1          Headings

The headings in the Contract and the headings of the appendices are for convenience only and do not affect the meaning, interpretation and construction of the Contract or any provision of the Contract.

21.2          Systematical interpretation

The Contract constitutes an integral part of the Transaction Documents of the Present Investment. When interpreting the Contract, all Transaction Documents of the Present Investment shall be deemed as a whole and systematically interpreted. If there are loopholes, incompleteness or ambiguity in the content of the Contract, the method or content to fill the loopholes shall be found from other Transaction Documents of the Present Investment.

Article 22        Understanding of the Contract

22.1         The parties hereto confirm that the Contract was concluded on the basis of full discussion and equal negotiation among the parties to the Contract. The text of the Contract is not a standard contract provided by one party, nor is there any standard clause formulated by one party to the Contract.

22.2         Before executing the Contract, the parties hereto have a full and clear understanding of the relevant content, rights and obligations, legal consequences and legal responsibilities of the Contract; meanwhile, the execution of the Contract is a manifestation of the free will of the parties to the Contract. There is no circumstance where one party coerces another party into executing the Contract. Therefore, there is no obvious unfairness, major misunderstanding, coercion, etc. for the Contract, which may cause the Contract to be revoked or deemed invalid.

(There is no text below)

[There is no text on this page, and it is the execution page of the Investment Agreement Regarding Ningbo Lotus Robotics Co., Ltd.]

IN WITNESS WHEREOF, each party to the Contract has procured its duly authorized representatives to execute the Contract on the date first written above.

Ningbo Hangzhou Bay New Area Emerging Industry Venture Capital Co., Ltd. (official seal)

/s/ Ningbo Hangzhou Bay New Area Emerging Industry Venture Capital Co., Ltd.

[There is no text on this page, and it is the execution page of the Investment Agreement Regarding Ningbo Lotus Robotics Co., Ltd.]

IN WITNESS WHEREOF, each party to the Contract has procured its duly authorized representatives to execute the Contract on the date first written above.

Ningbo Lotus Robotics Co., Ltd. (official seal)

Legal representative:

/s/ Feng Qingfeng

[There is no text on this page, and it is the execution page of the Investment Agreement Regarding Ningbo Lotus Robotics Co., Ltd.]

IN WITNESS WHEREOF, each party to the Contract has procured its duly authorized representatives to execute the Contract on the date first written above.

Sanya Lotus Venture Capital Co., Ltd. (official seal)

Legal representative:

/s/ Feng Qingfeng

[There is no text on this page, and it is the execution page of the Investment Agreement Regarding Ningbo Lotus Robotics Co., Ltd.]

IN WITNESS WHEREOF, each party to the Contract has procured its duly authorized representatives to execute the Contract on the date first written above.

Wuhan Lotus E-Commerce Co., Ltd. (official seal)

Legal representative:

/s/ Feng Qingfeng

[There is no text on this page, and it is the execution page of the Investment Agreement Regarding Ningbo Lotus Robotics Co., Ltd.]

IN WITNESS WHEREOF, each party to the Contract has procured its duly authorized representatives to execute the Contract on the date first written above.

Momenta (Suzhou) Technology Limited Company (official seal)

Legal representative:

/s/ Cao Xudong

Schedule One: Disclosure Letter

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Schedule Two: Notice for Modification Application

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